[EXHIBIT 10.1]

                    OPTION TO PURCHASE ASSETS


In consideration of the certain financing provided to Mack's Sport Shop, LLLP, an Arkansas limited liability limited partnership, a/k/a Mack's, Mack's Sport Shop and Mack's Prairie Wings (all entities, enterprises and operations are collectively referred to herein as "Seller") by Ram Venture Holdings Corp., a Florida corporation ("Purchaser"), and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller hereby grants to Ram Venture Holdings Corp. an option to purchase substantially all of the assets of Seller's business (the "Business") under the terms herein:

      1.    Purchase Price.  The purchase price for the Business,
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subject  to  adjustments described below,  shall  be  payable  as follows:

     a.   $500,000.00 payable to Seller in cash at closing.

     b. Purchaser will either assume or refinance Sellers bank debt (exclusive of any debt associated with the real estate owned by Seller where the Business is operated (the "Real Estate")) and which shall be identified and disclosed on Exhibit A hereto (the "Bank Debt") within thirty (30) days of this Option. In addition, Purchaser will assume the payables and accrued liabilities which are not included as Bank Debt and which are to be identified on Exhibit "B" (the "Liabilities") as of the Closing Date. The list of the Liabilities shall be identified and disclosed on Exhibit B within thirty (30) days of the execution of this Option. The aging of such Liabilities shall be disclosed and attached as Exhibit C within thirty (30) days from the date of this Option. The list of
          Liabilities and aging shall be updated from time to time upon request to keep Purchaser informed as to the status of each of the Liabilities.

     c. Purchaser will have the right to verify and audit Seller's financial statements during the due diligence period, which will continue throughout the term of this Option. All of the Assets (defined below) shall be assigned and transferred to Purchaser by Seller on the Closing Date as defined below (the "Closing").

     d. Purchaser will pay down the Bank Debt by $2,000,000.00 and negotiated an asset based line of credit using inventory and receivables as set forth herein (the "Asset Based Loan"). The Asset Based Loan will be a revolving line of credit using a fixed rate of 5% and based on 80% of Seller's accounts receivable and 75% of inventory valued at Seller's cost. It is anticipated the Asset Based Loan for the revolving line of credit will have a principal balance of approximately $3,650,000.00 as of the date of this Option using the above referenced formula. Any equity needed above and beyond the $2,000,000.00 (which, at this time is estimated to be $850,000.00) will be paid in cash or


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          negotiated  with Seller's lender based on  the  formula
          set forth above and the reasonable efforts of both parties negotiating with Seller's lender.

     e. Purchaser will lease the Real Estate for $17,500.00 per month pursuant to a mutually acceptable lease agreement executed between Seller and Purchaser. Such lease payment shall approximate the debt service on the loan secured by the Real Estate (the "Real Estate Loan") to be negotiated between Seller and Seller's lender. The Real Estate Loan is currently being negotiated with Seller's lender in an amount equal to 85% of the new appraised value of the Real Estate with terms that are at a 4% interest rate, 40 year amortization and a 5 year balloon payment. Purchaser shall have an option to purchase the Real Estate for the amount of the then existing mortgage balance owed to Seller's lender at any time during the term of the Real Estate Loan and Seller may not sell or further encumber the Real Estate during the term of the lease with Purchaser.

     f. Purchaser will assume indebtedness for a loan to be secured by Furniture, Fixtures and Equipment (the "FFE Loan"), which FFE Loan shall have terms which are a 7 year term, fixed rate of 5% and a principal balance of $467,500.00.

     g. No additional guaranty or release of guaranties is anticipated in connection with the purchase of the Business. Purchaser or Purchaser's assignee shall be the only additional obligor required to assume any indebtedness of Seller or Seller's lender.

      2.   Assets.  The assets to be purchased by Purchaser shall
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include   all   personal  property,  tangible   and   intangible,
including, but not limited to, inventory, customer lists, marks, trademarks, copyrights, and any other intellectual property (but not real property on which the store is located which shall be leased by Purchaser pursuant to a mutually acceptable lease) owned by Seller which is used by Seller in the operation in Seller's Business (the "Assets"), including current Assets such as cash, cash equivalents, prepaid items and accounts receivable, tax refunds, refunds/settlements from past credit card disputes or other claims from prior years; provided, however, the "Assets" shall not include the private clubhouse located offsite and which will remain the property of Seller.

      3.    Assumed  Liabilities;  Liens  And  Encumbrances.   At
            -----------------------------------------------
Closing, Purchaser shall assume all contracts, leases and other liabilities of the Business as of the closing date, including trade and bartered liabilities, as disclosed on Exhibit "B". Except, however, Seller shall be liable for any and all taxes arising from the sale of assets pursuant to the exercise of this Option. Purchaser shall assume all of Seller's obligations for vacation and personal days and the employees' past service for purposes of any future severance. Purchaser is not obligated to hire any employees except as provided in this Option. As of the closing date, the Assets shall be free and clear of all liens and encumbrances, except as expressly agreed by Purchaser.


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      4.   Employment, Consulting and Non-Competition Agreements.
           -----------------------------------------------------
As a condition of Purchaser's willingness to close the purchase of the Business, Purchaser requires assurance of the continued involvement of Marion McCollum (the "Key Employee") with the Business. As a result, at the Closing, Purchaser will enter into an employment agreement with the Key Employee substantially in accordance with the terms set forth in Schedule 1 attached hereto and incorporated herein. The parties will use good faith efforts to agree on which, if any, other employees of Seller will be offered severance packages and the terms thereof.

      5.    Due Diligence, Exclusive Dealing.  While this  Option
            --------------------------------
remains in effect, Seller will permit Purchaser, its representatives, accountants, employees and counsel to examine the Business, the Business' contracts, and the Business' finances, and interview key officers and employees of Seller, it being understood that Purchaser shall maintain the confidentiality of all information received and shall not provide such information to any third parties, other than to Purchaser's investors, potential investors, financiers, shareholders, counsel and accountants, and that Purchaser will promptly return to Seller all information (including all copies made by Purchaser) delivered by Seller to Purchaser if Purchaser does not exercise this Option. Seller agrees that it shall not, directly or indirectly, attempt to sell, offer to sell, advertise for sale, entertain offers for sale, or take any steps to sell the Business, between the date of this Option and the date that is the later of (1) Closing from the exercise of this Option, or
(2) expiration without exercise of this Option.

      6.    Cooperation.  Each of the parties agrees to cooperate
            -----------
in obtaining all the necessary approvals from all governmental authorities to the transfer of the Business from Seller to Purchaser.

     7.   Operation of Business.  Until closing, Seller agrees to
          ---------------------
operate the business in the ordinary course of business in a manner consistent with the past practices.

      8.    Assignment.   Seller agrees that Purchaser may assign
            ----------
its rights and obligations hereunder to an affiliated entity as long as such assignment does not hinder or delay in any manner the granting of any governmental consent to the transfer of the Business.

      9.   Publicity.  The existence of this Option and all terms
           ---------
contained in this Option shall be kept in the strictest confidence by Purchaser and Seller until after Closing of a sale pursuant to Purchaser's exercise of this Option; however, Purchaser may disclose the existence and terms of the Option to investors, potential investors, financiers, shareholders, counsel, and as otherwise required by law or regulation. If this Option expires without the closing of a sale pursuant hereto, Purchaser and Seller will make good faith efforts to prevent public knowledge of the existence of this Option. Following the Closing of a purchase of the Business pursuant to this Option, the parties shall jointly announce the transaction and the statement approved by both of them. Thereafter, each shall be free to make separate statements and comments.


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      10.   Term.   This Option shall expire at midnight  Central
            ----
Standard  Time  on  June  30, 2004 (the "Expiration  Date").   If
exercised, Purchaser shall provide written notice of its exercise of this Option by delivering said notice to Seller at its principal place of business at P.O. Box 1290, 2335 Highway 63, Stuttgart, Arkansas 72160. If this Option is exercised, Closing
shall  occur  on  or  before July 31, 2004.   If  the  Option  is
exercised, then the parties shall use good faith efforts to negotiate a mutually acceptable asset purchase agreement and lease for the Real Estate prior to Closing.

     11.  Non-Binding Understanding.  Unless and until a definate
          -------------------------
asset purchase agreement is fully executed, neither party shall be obligated to consummate the sale of the Business.

      The Option granted herein is subject to the ability of the Seller and Buyer to agree upon the terms and conditions of a definitive asset purchase agreement, employment agreement, annual bonuses or earn outs, stock options and a lease agreement for the Real Estate. Specifically, this Agreement is not to be construed as a contractual offer or acceptance or a legally enforceable obligation, but summarizes the terms and conditions pursuant to which Seller would be willing to sell and Purchaser would be willing to buy substantially all of the assets of the Business upon the exercise of the option by Purchaser; provided, however, that the provision of Section 9 shall be binding upon the execution thereof.




















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     Seller hereby grants this option as of the 8 day of
June, 2004.

                        Mack's Sport Shop, LLLP, an Arkansas
                        limited liability limited partnership,
                        a/k/a Mack's, Mack's Sport Shop,
                        and Mack's Prairie Wings.

                        By: /s/Marion McCollum
                           -----------------------------------
                           Marion McCollum, President


                        Acknowledged and Accepted:

                        Ram Venture Holdings Corp.
                        A Florida corporation


                        By: /s/John Lewis
                           ----------------------------------
                           John Lewis, Chairman

                        Date: 6-8-04
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